Exhibit 10.18

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made as of the 14th day of August, 2015 (“Effective Date”) by and between RegenMedTX, LLC, a Delaware limited liability company (“Sponsor”) with offices located at 3929 Westpoint Blvd., Suite G, Winston-Salem, NC 27103, and CTI Clinical Trial Services, Inc. & CTI Clinical Consulting Services, Inc., (“CTI”) with offices located at 10123 Alliance Road, Cincinnati, OH 45242.

Introduction

Sponsor may sponsor and/or conduct one or more clinical research studies from time to time, and CTI is knowledgeable and experienced in the design, management and conduct of such studies. Sponsor wishes to retain CTI to assist Sponsor in these studies on the terms and conditions set forth in this Agreement.

To that end, Sponsor and CTI now agree as follows:

1. Services. From time to time, CTI will provide Sponsor certain clinical research or design and development services pursuant to the terms of this Agreement. Prior to the commencement of such services, CTI and Sponsor shall enter into a Work Order that will describe the specific obligations transferred by Sponsor to CTI (the “Services”) in the performance of a particular clinical research study sponsored or conducted by Sponsor (each a “Study”). Each Work Order will be a separate agreement, and each Work Order will incorporate the terms of this Agreement by reference. A sample form of this Work Order is attached to this Agreement as Exhibit A.

CTI represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and, that during the term, CTI agrees it will not enter into any agreement to provide services which would in any way prevent it from providing the Services as contemplated under this Agreement.

CTI will ensure that the Services are carried out by qualified and experienced staff. CTI covenants that it will render the Services in accordance with its applicable standard operating procedures and to the highest professional standards·and will make all efforts to maintain consistently high levels of accuracy and expertise. CTI will comply with all applicable laws, rules, regulations and guidelines relating to the conduct of clinical investigations, including, without limitation, 21 C.F.R. Parts 50, 54, 56 and 312, the International Conference on Harmonization Guidelines for Good Clinical Practices (collectively, “Applicable Law”) and other good clinical practice requirements (collectively, “Applicable Requirements”). The parties agree to comply with the Health Insurance Portability and Accountability Act (45 C.F.R. Parts 160, 162 and 164, as well as the regulations thereunder) and any state, municipal or local law, ordinance or regulation protecting the privacy of individual health information (collectively “Privacy Laws and Regulations”).

2. Personnel. CTI shall ensure that appropriately trained and qualified employees and contractors of CTI deliver the Services outlined in each Work Order. CTI must obtain the prior written consent of Sponsor regarding any contractor which CTI proposes to engage to deliver the Services outlined in any Work Order. CTI also must obtain the prior written consent of Sponsor with respect to a decision by CTI to utilize any CTI employee that CTI proposes to have a substantive role in the delivery of the Services with respect to any Work Order that is not so engaged as of the Effective Date. However, such prior written consent shall not be required with respect to those employees whose involvement in the Study is limited to only non-substantive activities (e.g., monitors, etc.).

If CTI contracts with investigators or investigative sites (collectively, “Investigators”), any such contract shall be on a form mutually acceptable to CTI and Sponsor. If an Investigator requests any material changes to such form, CTI shall submit the proposed change to Sponsor, and Sponsor shall promptly review, comment on and/or approve such proposed changes. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of CTI or Sponsor, and that Investigators shall exercise their own independent medical judgment with respect to the applicable Study. CTI’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and any applicable Work Order.

If CTI will be paying Investigators on behalf of Sponsor, the parties will agree to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees CTI will only pay Investigators from advances or pre-payments received from Sponsor for Investigators’ services, and that CTI will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that CTI will not be responsible for delays in a Study to the extent that such delays are caused by Sponsor’s failure to make adequate pre-payment for Investigators’ services. Sponsor further acknowledges and agrees that payments for Investigator’s services are pass -through payments to third parties and are separate from payments for CTI Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator. CTI shall have Investigators complete and return to Sponsor such financial disclosure forms as may be required to comply with Applicable Regulations pertaining to financial disclosures of clinical investigators.

The parties agree that any payments to Investigators are not intended to encourage, and are not being given in exchange for any explicit or implicit agreement to:

(i) order, purchase, prescribe or recommend any Sponsor product; or (ii) influence or provide favorable formulary status for any Sponsor product. Payments have not been determined in a manner that would take into account the volume or value of referrals or business, if any, generated between Sponsor and any investigator, sub-investigator or their practice.

By entering into this Agreement, each party attests that it understands what is required of it for the Study under Applicable Law and Applicable Requirements, and commits to complying with such law and requirements. CTI hereby certifies to Sponsor that it is not, has not been, or has not used, nor will it use the services of any person, debarred under 21 U.S.C. 335a, as amended, or disqualified by any regulatory authority, or otherwise found by any regulatory authority to have violated any Applicable Law or Applicable Requirements concerning the conduct of clinical investigations or excluded from participation in any state or federal healthcare program (collectively, “Debarred” or “Debarment”) in any capacity in connection with any of the services or work provided hereunder. In the event that during the term of this Agreement, CTI or any of its Investigators or any of their employees or agents (i) becomes Debarred or (ii) receives notice of an action or threat of an action with respect to its Debarment, CTI shall notify Sponsor immediately.

3. Transfer of Obligations. The specific obligations transferred by Sponsor to CTI in any particular Study will be detailed in the relevant Work Order. Sponsor will retain those responsibilities not specifically listed in that Work Order. Sponsor shall at all times be the “Sponsor” of each Study pursuant to the terms of the U.S. Food, Drug and Cosmetic Act, as from time to time amended (the “Act”). Sponsor will maintain all direct communication, whether oral, electronic or hard copy, with the U.S. Food and Drug Administration (the “FDA”) at all times with respect to the Study, and CTI will only engage in limited preliminary communications with the FDA regarding the Study and shall give prompt notice of such communications to Sponsor. Sponsor will cooperate with CTI in taking any action that CTI reasonably believes is necessary to comply with the regulatory obligations that have been transferred to CTI.

Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named and which does not relate to the Services provided under this Agreement. Each party however, shall: (a) notify the other party promptly of any FDA or other U.S. or non-U.S. governmental or regulatory inspection or inquiry relating to the Services provided by CTI under this Agreement including, but not limited to, inspections of investigational sites; (b) forward to the other party copies (within five (5) business days) of any correspondence from any regulatory or governmental agency relating to a Study, including, but not limited to, Form FD-483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; (c) give the other party the opportunity to review and comment upon any response to a regulatory authority relative to the Services or a Study under this agreement before such response is submitted, such review and comment to be conducted promptly and without delay; and (d) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence relative to the Services or a Study under this Agreement. Where reasonably practicable, each party will be given the opportunity to have a representative present during a FDA or regulatory inspection. Each party however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities. Notwithstanding the foregoing, CTI will promptly notify Sponsor of any FDA or other U.S. or non-U.S. governmental or regulatory inspection or inquiry with respect to CTI not relating to the Services or the Study but which is reasonably likely to have an impact on CTI’s perfonnance of the Services and/or its other obligations under this Agreement and, to the extent legally permissible, discuss with Sponsor such potential impact.

Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any Study for which CTI is providing the Services, it will not disclose information and materials that are not required to be disclosed to such authority, without the prior written consent of the other party, which shall not unreasonably be withheld. Such information and materials includes, but are not limited to (i) financial data and pricing data (including, but not limited to, the Budget (as defined below)); (ii) sales data (other than shipment data); and (iii) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

During the tenn of this Agreement, CTI will permit Sponsor’s representatives (unless such representatives are competitors of CTI) to examine and review, without any additional cost to Sponsor, the work performed hereunder and any facilities at which the work is conducted, upon reasonable advance notice and at mutually agreeable times during regular business hours to detennine that the Services are being perfonned in accordance with this Agreement and the Work Orders. In the event of a more formal audit, unless the costs of governmental or Sponsor audits are specifically included in the Budget, or a governmental “for cause” audit is conducted as a result of CTI activities, Sponsor shall reimburse CTI for its time and expenses, including reasonable attorney fees, associated with such audits, including the costs of responding to the findings of any such audit.

4. Scope of Work and Payment. The Work Order for each Study will include a scope of work statement that details CTI’s Services for that Study. The Work Order will also include a budget and payment schedule for CTI’s Services for each Study, and Sponsor will pay CTI for the Services accordingly (“Budget”). The aggregate fees and expenses set forth in that schedule will not change or be modified unless authorized by both parties in writing. CTI will invoice Sponsor in accordance with the relevant Work Order. Each invoice will describe the Services performed, and any expenses billed will be supported by appropriate documentation. Sponsor will pay all uncontested amounts reflected on each invoice within thirty (30) days of the date thereof. If all or any portion of an invoice is contested, Sponsor will provide written notice and a summary of the contested items to CTI within ten (10) days of Sponsor’s receipt of invoice. The parties shall work in good faith toward resolution of such items.

If Sponsor requests CTI to perform services beyond those set out in the Work Order, CTI shall proceed as follows: consistent with the desire of both parties not to disrupt the ongoing progress of any Study, CTI shall (i) submit a proposed budget and payment schedule for such out-of-scope work and obtain Sponsor’s written approval of that schedule before commencing that work, or (ii) obtain written authorization from Sponsor to proceed with such work prior to a final agreement on the proposed schedule. In either case, both parties will make good faith efforts to negotiate and agree upon a revised schedule as soon as possible and practicable.

5. Term and Termination. This Agreement and any Work Order will begin as of its stated Effective Date and will continue unless terminated under this Section 5. This Agreement or any Work Order may be terminated for any reason by any party upon ninety (90) days prior written notice to the other party. Further, this Agreement or any relevant Work Order may be terminated immediately by written notice from Sponsor, in the following circumstances:

(1)	The FDA withdraws authorization and approval to conduct a Study; or

(2)	Sponsor reasonably determines that for medical, clinical or patient safety reasons, a Study should terminate immediately.

In addition, either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period.

For any termination of this Agreement or any Work Order, both parties recognize that such an event will require discussion, cooperation and coordination between them to ensure patient safety, compliance with all applicable regulations and continuity of treatment (if appropriate). To that end, upon any termination of this Agreement or any Work Order, CTI will cooperate with Sponsor to provide for an orderly cessation of CTI Services. Additionally, unless otherwise stipulated by Sponsor, CTI will perform such Services as are reasonably necessary for an orderly termination and shall transfer to Sponsor all Study data, reports, and all related Study documents prepared but not yet submitted to Sponsor after receiving full payment from Sponsor for all services and work related to such Study data, reports and Study documents. Similarly, upon any termination of this Agreement or any Work Order, Sponsor shall promptly pay CTI for Services performed under this Agreement or such Work Order prior to the effective date of termination or in connection with the process of an orderly termination; provided, however, that the total of such payments shall not exceed the total amount remaining under the Budget unless agreed to by Sponsor and CTI in writing. Sponsor’s final payment to CTI will include reimbursement to CTI for all non-cancelable obligations and all pass-through expenses incurred prior to the effective date of termination or in connection with the process of an orderly termination. In the orderly cessation of activities, CTI will use its best efforts, consistent with good clinical practice, to minimize costs to be incurred by Sponsor for the Services.

6. Confidentiality. For this Agreement and its Work Orders, all materials, documents and information concerning a Study, including, without limitation, the protocol, case report forms, clinical data and other proprietary data provided to or developed by CTI for use in a Study, shall be considered “Confidential Information.” All Confidential Infonnation, except CTI Intellectual Property as defined in Section 7.D. below (“Records”), will be the exclusive property of Sponsor. CTI will maintain Confidential Information in confidence and shall not disclose it unless that disclosure is required for CTI’s performance of its obligations under this Agreement or a Work Order. Unless otherwise agreed in a Work Order, CTI’s confidentiality obligations shall survive for seven (7) years after the expiration or termination of the relevant Work Order. CTI is responsible for ensuring that all of its employees and contractors understand and maintain the confidentiality of such Confidential Information under this Agreement or its Work Orders.

Under this Agreement and its Work Orders, Confidential Information shall not include: (a) information which is known to CTI prior to disclosure by Sponsor; (b) information which is or becomes public through no improper act of CTI; (c) information which becomes available to CTI from a source other than Sponsor; or (d) information developed by or for CTI independent of the disclosure of Confidential Information by Sponsor.

The parties may disclose Confidential Infonnation to the extent such disclosure is required to comply with applicable governmental regulations or to the extent ordered by a court exercising its right of authority over the disclosing party (subject to entry of an appropriate protective order), provided that if a party is required by such law, regulation or order to make any such disclosure of Confidential Infonnation, such party shall give reasonable notice to the other party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

CTI shall maintain all Records in a safe and secure manner and in compliance with all Applicable Laws and Applicable Requirements. CTI shall store all Records in compliance with the appropriate record retention regulations. Thereafter, prior to disposal of any Records, CTI shall give Sponsor not less than sixty (60) days written notice, and, if Sponsor so requests prior to such disposal, CTI shall transfer such Records to Sponsor at Sponsor’s cost and expense. CTI shall make any and all Records available for inspection or duplication by Sponsor’s authorized representatives during normal business hours at mutually agreed upon times. At any time and at Sponsor’s cost and expense, Sponsor may request that CTI (i) deliver any or all Records to Sponsor or to a location specified by Sponsor, or (ii) dispose of Records as directed by Sponsor, unless such Records are required by Applicable Laws and Applicable Requirements to be stored or maintained. CTI shall be entitled to retain one (1) copy of any Confidential Information necessary for determining its ongoing obligations pursuant to this Agreement.

7. Intellectual Property.

A.

Ownership. All materials, documents and information obtained by, developed by or provided to CTI by or on behalf of Sponsor as part of CTI’s Services under this Agreement or any Work Order will be the exclusive property of Sponsor.

B.

Inventions. CTI will disclose to Sponsor any and all inventions or discoveries that incorporate Confidential Information and that are made by CTI as part of its Services under this Agreement or any Work Order (“Intellectual Property”). Further, CTI will assign all rights it may have in any such Intellectual Property to Sponsor.

C.

Assistance. CTI will cooperate with Sponsor in executing any and all applications, assignments or other instruments reasonably necessary to apply for and obtain a patent in the United States or any foreign country, or to otherwise protect Sponsor’s interest in such Intellectual Property. Sponsor shall compensate CTI for its time and reasonable expenses required by this assistance.

D.

Notwithstanding subsection A, B, and C above, all computer programs, software, applications, databases, proposals and other documentation generally used or developed by CTI, and any improvement, alteration or enhancement to these (unless specifically requested and paid for by Sponsor as part of CTI’s Services under this Agreement and any Work Order), are the exclusive and confidential property of CTI or the third parties from whom CTI has secured the right of use (“CTI Intellectual Property”).

8. Indemnification.

CTI will hold harmless and indemnify Sponsor, its employees, agents, representatives and assigns from and against all claims, costs, complaints, or lawsuits that arise as a result of the negligence or malfeasance of CTI or its employees, agents, representatives, and assigns in its performance under this Agreement or any Work Order. This CTI indemnification does not apply to any loss, damage, cost or expense to the extent such loss, damage, cost or expense is caused by or attributable to the negligence or malfeasance of Sponsor or any of its employees, agents, representatives or assigns.

Sponsor will hold harmless and indemnify CTI, its employees, agents, representatives and assigns from and against all claims, costs, complaints, or lawsuits that arise as a result of (i) the negligence or malfeasance of Sponsor or its employees, agents, representatives and assigns, or (ii) personal injury or death alleged to have been caused by or attributed to any Study substance provided by Sponsor and dispensed or administered in the Study pursuant to the provisions of the Study Protocol. CTI will promptly notify Sponsor of any such claim, complaint or lawsuit. Sponsor has the right, in its sole discretion, to defend, and/or settle any such claim, complaint, or lawsuit at its own expense and by its own counsel. CTI will cooperate fully in the investigation and defense of any such claim, complaint or lawsuit. This Sponsor indemnification does not apply to any loss, damage, cost or expense to the extent such loss, damage, cost or expense is caused by or attributable to the negligence or malfeasance of CTI or any of its employees, agents, representatives or assigns.

9. Independent Contractor Relationship. The parties to this Agreement and its Work Orders are independent contractors. Neither party can offer or agree to incur or assume any obligations or commitments in the name of or on behalf of the other, except as specifically stated in this Agreement or in a Work Order.

10. Miscellaneous.

A.

Delegation and Subcontracts. CTI may delegate part of its Services under a Work Order to its affiliated companies or other subcontractors as it may require, and with written notice to Sponsor of that delegation. However, CTI remains principally responsible to Sponsor for the performance of all its Services and obligations under this Agreement, whether delegated, subcontracted or otherwise.

B.

Non-Solicitation. During the term of this Master Agreement and for a period of twelve (12) months thereafter, neither Sponsor nor CTI shall recruit or otherwise induce any employee to terminate his/her.employment or violate any agreement with, or duty to, Sponsor or CTI.

C.

Force Majeure. Either party shall be excused from performing its obligations under this Agreement or any Work Order if their performance is delayed or prevented by a cause beyond that party’s control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure. Performance will be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in a Work Order which falls due during or subsequent to the occurrence of any force majeure under this section will be extended for a period of time equal to the period of such disability. CTI will promptly notify Sponsor if, by reason of any force majeure, CTI is unable to meet any deadline or time for performance specified in a Work Order.

D.

Binding Agreement. This Agreement is binding on and inures to the benefit of its parties and their respective legal representatives, successors and assigns. However, neither party can transfer or assign this Agreement without the prior written consent of the other party.

E.	Amendments. This Agreement may be modified or amended only by a writing executed by the parties hereof.

F.	Notices. All notices shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested to the parties at the addresses each party will furnish to the other.

G.	Waiver. The waiver or breach of any term or condition of this Agreement does not constitute a waiver of any other of its terms or conditions or any subsequent breach of the same term or condition.

H.

Entire Agreement. This Agreement and its Work Orders are the entire agreement between its parties as to its subject matter. There are no representations, warranties, covenants or undertakings as to that subject roarer other than those expressly set forth in this Agreement and its Work Orders. This 11greement and Work Orders supersede all prior agreements between the parties as to its subject matter.

I.	Severability. The invalidity or unenforceability of any Agreement or Work Order provision shall in no way affect the validity or enforceability of any other provision.

J.	Governing Law. The laws of the State of Delaware (without regard to any provision or rule applying the law of another state or jurisdiction) shall govern this Agreement and its Work Orders.

K.

Counterparts. This Agreement and its Work Orders may be executed in two (2) counterparts and by facsimile or electronic means, each of which shall be considered an original, but are one and the same document.

[Signature page follows]

As witness to this Agreement, the authorized representatives of its parties have signed this Agreement below as of its Effective Date.

CTI Clinical Trial Services, Inc.

By:	/s/ Timothy J. Schroeder	Date: 14 August 2015
Name:	Timothy J. Schroeder
Title:	CEO

RegenMedTX, LLC

By:	/s/ Timothy A. Bertram
Name:	Timothy A. Bertram
Title:	Chief Executive Officer and Managing Director	Date: 17 August 2015

[Signature Page to Master Services Agreement]